Exhibit 99.1
OPTIUM CORPORATION
STOCK INCENTIVE PLAN, as amended
ARTICLE I
PURPOSE
The purpose of this Plan is to promote the interests of the Company by providing the opportunity to purchase Shares or to receive compensation which is based upon appreciation in the value of Shares to Employees and Key Persons in order to attract and retain Employees and Key Persons by providing an incentive to work to increase the value of Shares and a stake in the future of the Company which corresponds to the stake of each of the Company’s shareholders. The Plan provides for the grant of ISOs, Non-ISOs, Restricted Stock Awards and Stock Appreciation Rights to aid the Company in obtaining these goals.
ARTICLE II
DEFINITIONS
Each term set forth in this Article shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular, and reference to one gender shall include the other gender.
     2.1. Board means the Board of Directors of the Company.
     2.2. Cause shall mean an act or acts by an employee involving (a) the use for profit or disclosure to unauthorized persons of confidential information or trade secrets of the Company, (b) the breach of any contract with the Company, (c) the violation of any fiduciary obligation to the Company, (d) the unlawful trading in the securities of the Company or of another corporation based on information gained as a result of the performance of services for the Company, (e) a felony conviction or the failure to contest prosecution of a felony, or (f) willful misconduct, dishonesty, embezzlement, fraud, deceit or civil rights violations, or other unlawful acts.
     2.3. Change of Control means either of the following:
     (a) any transaction or series of transactions pursuant to which the Company sells, transfers, leases, exchanges or disposes of substantially all (i.e., at least eighty-five percent (85%)) of its assets for cash or property, or for a combination of cash and property, or for other consideration; or
     (b) any transaction pursuant to which persons who are not current shareholders of the Company acquire by merger, consolidation, reorganization, division or other business combination or transaction, or by a purchase of an interest in the Company, an interest in the Company so that after such transaction, the shareholders of the Company immediately prior to such transaction no longer have a controlling (i.e., 50% or more) voting interest in the Company.
However, notwithstanding the foregoing, in no event shall an initial public offering of the Company’s common stock constitute a Change of Control.
     2.4. Code means the Internal Revenue Code of 1986, as amended.
     2.5. Committee means any committee appointed by the Board to administer the Plan, as specified in Article 5 hereof. Any such committee shall be comprised entirely of Directors.

     2.6. Common Stock means the voting and/or non-voting common stock of the Company, as applicable.
     2.7. Company means Optium Corporation, a Delaware corporation, and any successor to such organization.
     2.8. Constructive Discharge means a termination of employment with the Company by an Employee due to any of the following events if the termination occurs within thirty (30) days of such event:
     (a) Forced Relocation or Transfer. The Employee may continue employment with the Company (or a successor employer), but such employment is contingent on the Employee’s being transferred to a site of employment which is located further than 50 miles from the Employee’s current site of employment. For this purpose, an Employee’s site of employment shall be the site of employment to which they are assigned as their home base, from which their work is assigned, or to which they report, and shall be determined by the Committee in its sole discretion on the basis of the facts and circumstances.
     (b) Decrease in Salary or Wages. The Employee may continue employment with the Company (or a successor employer), but such employment is contingent upon the Employee’s acceptance of a salary or wage rate which is less than the Employee’s prior salary or wage rate.
     (c) Significant and Substantial Reduction in Benefits. The Employee may continue employment with the Company (or a successor employer), but such employment is contingent upon the Employee’s acceptance of a reduction in the pension, welfare or fringe benefits provided which is both significant and substantial when expressed as a dollar amount or when expressed as a percentage of the Employee’s cash compensation. The determination of whether a reduction in pension, welfare or fringe benefits is significant and substantial shall be made on the basis of all pertinent facts and circumstances, including the entire benefit (pension, welfare and fringe) package provided to the Employee, and any salary or wages paid to the Employee. However, notwithstanding the preceding, any modification or elimination of benefits which results solely from the provision of new benefits to an Employee by a successor employer as a result of a change of the Employee’s employment from employment with the Company to employment with such successor shall not be deemed a Significant and Substantial Reduction in Benefits where such new benefits are identical to the benefits provided to similarly situated Employees of the successor.
     2.9. Director means a member of the Board.
     2.10. Employee means an employee of the Company, a Subsidiary or a Parent.
     2.11. Exchange Act means the Securities Exchange Act of 1934, as amended.
     2.12. Exercise Price means the price which shall be paid to purchase one (1) Share upon the exercise of an Option granted under this Plan.
     2.13. Fair Market Value of each Share on any date means the price determined below as of the close of business on such date (provided, however, if for any reason, the Fair Market Value per share cannot be ascertained or is unavailable for such date, the Fair Market Value per share shall be determined as of the nearest preceding date on which such Fair Market Value can be ascertained):

     (a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the National Market of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, its Fair Market Value per share shall be the closing sale price for the Common Stock (or the mean of the closing bid and asked prices, if no sales were reported), as quoted on such exchange or system on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or
     (b) If the Common Stock is not listed on any established stock exchange or a national market system, its Fair Market Value per share shall be the average of the closing dealer “bid” and “ask” prices of a share of the Common Stork as reflected on the NASDAQ interdealer quotation system of the National Association of Securities Dealers, Inc. on the date of such determination; or
     (c) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.
     2.14. FLSA Exclusion means the provisions of Article 7(e) of the Fair Labor Standards Act of 1938 (the “FLSA”) that exempt certain stock-based compensation from inclusion in overtime determinations under the FLSA.
     2.15. Insider means an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Article 11 of the Exchange Act, all as defined under Article 16 of the Exchange Act.
     2.16. ISO means an option granted under this Plan to purchase Shares which is intended by the Company to satisfy the requirements of Code §422 as an incentive stock option.
     2.17. Key Person means (i) a member of the Board who is not an Employee, (ii) a consultant, distributor or other person who has rendered or committed to render valuable services to the Company, a Subsidiary or a Parent, (iii) a person who has incurred, or is willing to incur, financial risk in the form of guaranteeing or acting as co-obligor with respect to debts or other obligations of the Company, or (iv) a person who has extended credit to the Company. Key Persons are not limited to individuals and, subject to the preceding definition, may include corporations, partnerships, associations and other entities.
     2.18. Non-ISO means an option granted under this Plan to purchase Shares which is not intended by the Company to satisfy the requirements of Code §422.
     2.19. Option means an ISO or a Non-ISO.
     2.20. Outside Director means a Director who is not an Employee and who qualifies as (1) a “nonemployee director” under Rule 16b-3(b)(3) under the 1934 Act, as amended from time to time, and (2) an outside director” under Code §162(m) and the regulations promulgated thereunder.
     2.21. Parent means any corporation which is a parent of the Company (within the meaning of Code §424(e)).
     2.22. Participant means an individual who receives a Stock Incentive hereunder.
     2.23. Performance-Based Exception means the performance-based exception from the tax deductibility limitations of Code §162(m).

     2.24. Plan means the Optium Corporation Stock Incentive Plan, as may be amended from time to time.
     2.25. Restricted Stock Award means an award of Common Stock granted to a Participant under this Plan whereby the Participant has immediate rights of ownership in the shares of Common Stock underlying the award, but such shares are subject to restrictions in accordance with the terms and provisions of this Plan and the Stock Incentive Agreement pertaining to the award and may be subject to forfeiture by the individual until the earlier of (a) the time such restrictions lapse or are satisfied, or (b) the time such shares are forfeited, pursuant to the terms and provisions of the Stock Incentive Agreement pertaining to the award.
     2.26. Section 260.140.45 means Section 260.140.45of of Title 10 of the California Code of Regulations.
     2.27. Share means a share of the Common Stock of the Company.
     2.28. Stock Appreciation Right means a right granted to a Participant pursuant to the terms and provisions of this Plan whereby the individual, without payment to the Company (except for any applicable withholding or other taxes), receives cash, shares of Common Stock, a combination thereof, or such other consideration as the Board may determine, in an amount equal to the excess of the Fair Market Value per share on the date on which the Stock Appreciation Right is exercised over the exercise price noted in the Stock Appreciation Right.
     2.29. Stock Incentive means an ISO, a Non-ISO, a Restricted Stock Award or a Stock Appreciation Right.
     2.30. Stock Incentive Agreement means an agreement between the Company and a Participant evidencing an award of a Stock Incentive.
     2.31. Subsidiary means any corporation which is a subsidiary of the Company (within the meaning of Code §424(f)).
     2.32. Ten Percent Shareholder means a person who owns (after taking into account the attribution rules of Code §424(d)) more than ten percent (10%) of the total combined voting power of all classes of shares of either the Company, a Subsidiary or a Parent.
ARTICLE III
SHARES SUBJECT TO STOCK INCENTIVES
The total number of Shares that may be issued pursuant to Stock Incentives under this Plan shall not exceed forty-one million, four hundred eighty-four thousand, eight hundred seventy-nine (41,484,879), as adjusted pursuant to Article 10. Such Shares shall be reserved, to the extent that the Company deems appropriate, from authorized but unissued Shares, and from Shares which have been reacquired by the Company. Furthermore, any Shares subject to a Stock Incentive which remain after the cancellation, expiration or exchange of such Stock Incentive thereafter shall again become available for use under this Plan.
Notwithstanding the foregoing, at any time that the offer and sale of securities pursuant to the Plan is subject to the compliance with Section 260.140.45, the total number of shares of Shares issuable upon the exercise of all outstanding Stock Incentives (together with options, restricted stock or unrestricted stock outstanding under any other stock option plan of the Company) and the total number of shares of stock provided for under any stock bonus or similar plan of the Company shall not exceed thirty percent (30%) (or such higher percentage limitation as may be approved by the stockholders of the Company pursuant to Section 260.140.45) of the then outstanding shares of the Company as calculated in accordance with the conditions and exclusions of Section 260.140.45.
ARTICLE IV
EFFECTIVE DATE
The effective date of this Plan, as documented hereby, shall be the date it is adopted by the Board, as noted in resolutions effectuating such adoption, provided the shareholders of the Company approve this Plan within twelve (12) months after such effective date. If such effective date comes before such shareholder approval, any Stock Incentives granted under this Plan before the date of such approval automatically shall be granted subject to such approval.
ARTICLE V
ADMINISTRATION
     5.1. General Administration. This Plan shall be administered by the Board. The Board, acting in its absolute discretion, shall exercise such powers and take such action as expressly called for under this Plan. The Board shall have the power to interpret this Plan and, subject to the terms and provisions of this Plan, to take such other action in the administration and operation of the Plan as it deems equitable under the circumstances. The Board’s actions shall be binding on the Company, on each affected Employee or Key Person, and on each other person directly or indirectly affected by such actions.
     5.2. Authority of the Board. Except as limited by law or by the Articles of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Board shall have full power to select Employees and Key Persons who shall participate in the Plan, to determine the sizes and types of Stock Incentives in a manner consistent with the Plan, to determine the terms and conditions of Stock Incentives in a manner consistent with the Plan, to construe and interpret the Plan and any agreement or instrument entered into under the Plan, to establish, amend or waive rules and regulations for the Plan’s administration, and to amend the terms and conditions of any outstanding Stock Incentives as allowed under the Plan and such Stock Incentives. Further, the Board may make all other determinations which may be necessary or advisable for the administration of the Plan.
     5.3. Delegation of Authority. The Board may delegate its authority under the Plan, in whole or in part, to a Committee appointed by the Board consisting of not less than one (1) or more directors. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Committee (if appointed) shall act according to the policies and procedures set forth in the Plan and to those policies and procedures established by the Board, and the Committee shall have such powers and responsibilities as are set forth by the Board. Reference to the Board in this Plan shall specifically include reference to the Committee where the Board has delegated its authority to the Committee, and any action by the Committee pursuant to a delegation of authority by the Board shall be deemed an action by the Board under the Plan. Notwithstanding the above, the Board may assume the powers and responsibilities granted to the Committee at any time, in whole or in part. With respect to Committee appointments and composition, only a Committee (or a sub-committee thereof) comprised solely of two (2) or more Outside Directors may grant Stock incentives which will meet the Performance-Based Exception, and only a Committee comprised solely of Outside Directors may grant Stock Incentives to Insiders that will be exempt from Article 16(b) of the Exchange Act.
     5.4. Decisions Binding. All determinations and decisions made by the Board (or its delegate) pursuant to the provisions of this Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Directors, Employees, Key Persons, Participants, and their estates and beneficiaries.
     5.5. Indemnification for Decisions. No member of the Board or the Committee (or a subcommittee thereof) shall be liable for any action taken or determination made hereunder in good faith. Service on the Committee (or a sub-committee thereof) shall constitute service as a director of the Company so that the members of the Committee (or a sub-committee thereof) shall be entitled to indemnification and reimbursement as directors of the Company pursuant to its bylaws and applicable law. In addition, the members of the Board, Committee (or a sub-committee thereof) shall be indemnified by the Company against (a) the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, any Stock Incentive granted hereunder, and (b) against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such individual is liable for gross negligence or misconduct in the performance of his duties, provided that within 60 days after institution of any such action, suit or proceeding a Committee member or delegatee shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.
ARTICLE VI
ELIGIBILITY
Employees and Key Persons selected by the Board shall be eligible for the grant of Stock Incentives under this Plan, but no Employee or Key Person shall have the right to be granted a Stock Incentive under this Plan merely as a result of his or her status as an Employee or Key Person. Only Employees shall be eligible to receive ISOs.
ARTICLE VII
TERMS OF STOCK INCENTIVES
     7.1. Terms and Conditions of All Stock Incentives.
     (a) Grants of Stock Incentives. The Board, in its absolute discretion, shall grant Stock Incentives under this Plan from time to time and shall have the right to grant new Stock Incentives in exchange for outstanding Stock Incentives. Stock Incentives shall be granted to Employees or Key Persons selected by the Board, and the Board shall be under no obligation whatsoever to grant Stock Incentives to all Employees or Key Persons, or to grant all Stock Incentives subject to the same terms and conditions.
     (b) Shares Subject to Stock Incentives. The number of Shares as to which a Stock Incentive shall be granted shall be determined by the Board in its sole discretion, subject to the provisions of Article 3 as to the total number of shares available for grants under the Plan.
     (c) Stock Incentive Agreements. Each Stock Incentive shall be evidenced by a Stock Incentive Agreement executed by the Company and the Participant, which shall be in such form and contain such terms and conditions as the Board in its discretion may, subject to the provisions of the Plan, from time to time determine.

     (d) Date of Grant. The date a Stock Incentive is granted shall be the date on which the Board (1) has approved the terms and conditions of the Stock Incentive Agreement, (2) has determined the recipient of the Stock Incentive and the number of Shares covered by the Stock Incentive and (3) has taken all such other action necessary to complete the grant of the Stock Incentive.
     7.2. Terms and Conditions of Options.
     (a) Necessity of Stock Incentive Agreements. Each grant of an Option shall be evidenced by a Stock Incentive Agreement which shall specify whether the Option is an ISO or Non-ISO, and incorporate such other terms and conditions as the Board, acting in its absolute discretion, deems consistent with the terms of this Plan, including (without limitation) a restriction on the number of Shares subject to the Option which first become exercisable or subject to surrender during any calendar year. The Board and/or the Company shall have complete discretion to modify the terms and provisions of an Option in accordance with Article 12 of this Plan even though such modification may change the Option from an ISO to Non-ISO.
     (b) Determining Optionees. In determining Employee(s) or Key Person(s) to whom an Option shall be granted and the number of Shares to be covered by such Option, the Board may take into account the recommendations of the Chief Executive Officer of the Company and its other officers, the duties of the Employee or Key Person, the present and potential contributions of the Employee or Key Person to the success of the Company, the anticipated number of years of service remaining before the attainment by the Employee of retirement age, and other factors deemed relevant by the Board, in its sole discretion, in connection with accomplishing the purpose of this Plan. An Employee or Key Person who has been granted an Option to purchase Shares, whether under this Plan or otherwise, may be granted one or more additional Options. If the Board grants an ISO and a Non-ISO to an Employee on the same date, the right of the Employee to exercise or surrender one such Option shall not be conditioned on his or her failure to exercise or surrender the other such Option.
     (c) Exercise Price. Subject to adjustment in accordance with Article 10 and the other provisions of this Article, the Exercise Price shall be as set forth in the applicable Stock Incentive Agreement. With respect to each grant of an ISO to a Participant who is not a Ten Percent Shareholder, the Exercise Price shall not be less than the Fair Market Value on the date the ISO is granted. With respect to each grant of an ISO to a Participant who is a Ten Percent Shareholder, the Exercise Price shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date the ISO is granted. If a Stock Incentive is a Non-ISO, the Exercise Price for each Share shall be no less than the minimum price required by applicable state law, or by the Company’s governing instrument, whichever price is greater. Any Stock Incentive intended to meet the Performance-Based Exception must be granted with an Exercise Price equivalent to or greater than the Fair Market Value of the Shares subject thereto. Any Stock Incentive intended to meet the FLSA Exclusion must be granted with an Exercise Price equivalent to or greater than eighty-five percent (85%) of the Fair Market Value of the Shares subject thereto on the date granted.
     (d) Option Term. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Stock Incentive Agreement, but no Stock Incentive Agreement shall:
     (i) make an Option exercisable before the date such Option is granted; or

     (ii) make an Option exercisable after the earlier of:
     A) the date such Option is exercised in full, or
     B) the date which is the tenth (10th) anniversary of the date such Option is granted, if such Option is a Non-ISO or an ISO granted to a non-Ten Percent Shareholder, or the date which is the fifth (5th) anniversary of the date such Option is granted, if such Option is an ISO granted to a Ten Percent Shareholder. A Stock Incentive Agreement may provide for the exercise of an Option after the employment of an Employee has terminated for any reason whatsoever, including death or disability. The Employee’s rights, if any, upon termination of employment will be set forth in the applicable Stock Incentive Agreement.
     (e) Payment. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised accompanied by full payment for the Shares. Payment for shares of Stock purchased pursuant to exercise of an Option shall be made in cash or, unless the Stock Incentive Agreement provides otherwise, by delivery to the Company of a number of Shares which have been owned and completely paid for by the holder for at least six (6) months prior to the date of exercise (i.e., “mature shares” for accounting purposes) having an aggregate Fair Market Value equal to the amount to be tendered, or a combination thereof. In addition, unless the Stock Incentive Agreement provides otherwise, the Option may be exercised through a brokerage transaction following registration of the Company’s equity securities under Section 12 of the Securities Exchange Act of 1934 as permitted under the provisions of Regulation T applicable to cashless exercises promulgated by the Federal Reserve Board. However, notwithstanding the foregoing, with respect to any Option recipient who is an Insider, a tender of shares or a cashless exercise must (1) have met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (2) be a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act. Unless the Stock Incentive Agreement provides otherwise, the foregoing exercise payment methods shall be subsequent transactions approved by the original grant of an Option. Except as provided in subparagraph (f) below, payment shall be made at the time that the Option or any part thereof is exercised, and no Shares shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, shall have none of the rights of a stockholder. Notwithstanding the above, and in the sole discretion of the Board, an Option may be exercised as to a portion or all (as determined by the Board) of the number of Shares specified in the Stock Incentive Agreement by delivery to the Company of a promissory note, such promissory note to be executed by the Participant and which shall include, with such other terms and conditions as the Board shall determine, provisions in a form approved by the Board under which: (i) the balance of the aggregate purchase price shall be payable in equal installments over such period and shall bear interest at such rate (which shall not be less than the prime bank loan rate as determined by the Board) as the Board shall approve, and (ii) the Participant shall be personally liable for payment of the unpaid principal balance and all accrued but unpaid interest. Other methods of payment may also be used if approved by the Board in its sole and absolute discretion and provided for under the Stock Incentive Agreement.
     (f) Conditions to Exercise of an Option. Each Option granted under the Plan shall vest and shall be exercisable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Board shall specify in the Stock Incentive Agreement, provided, however, that subsequent to the grant of an Option, the Board, at any time before complete termination of such Option, may accelerate the time or times at which such Option may vest or be exercised in whole or in part. Notwithstanding the foregoing, an Option intended to meet the FLSA Exclusion shall not be exercisable for at least six (6) months following the date it is granted, except by reason of death, disability, retirement, a change in corporate ownership or other circumstances permitted under regulations promulgated under the FLSA Exclusion. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, vesting or performance-based restrictions, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.
     (g) Transferability of Options. An Option shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant; provided, however, that in the event the Participant is incapacitated and unable to exercise his or her Option, such Option may be exercised by such Participant’s legal guardian, legal representative, or other representative whom the Board deems appropriate based on applicable facts and circumstances. The determination of incapacity of a Participant and the determination of the appropriate representative of the Participant who shall be able to exercise the Option if the Participant is incapacitated shall be determined by the Board in its sole and absolute discretion. Notwithstanding the foregoing, except as otherwise provided in the Stock Incentive Agreement, a Non-ISO may also be transferred as a bona fide gift (i) to his spouse or lineal descendant or lineal ascendant, (ii) to a trust for the benefit of one or more individuals described in clause (i), or (iii) to a partnership of which the only partners are one or more individuals described in clause (i), in which case the transferee shall be subject to all provisions of the Plan, the Stock Incentive Agreement and other agreements between the Company and the Participant in connection with the exercise of the Option and purchase of Shares. In the event of such a gift, the Participant shall promptly notify the Board of such transfer and deliver to the Board such written documentation as the Board may in its discretion request, including, without limitation, the written acknowledgment of the donee that the donee is subject to the provisions of the Plan, the Stock Incentive Agreement and other agreements between the Company and the Participant.
     (h) Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Article, any Option in substitution for a stock option previously issued by another entity, which substitution occurs in connection with a transaction to which Code §424(a) is applicable, may provide for an exercise price computed in accordance with Code §424(a) and the regulations thereunder and may contain such other terms and conditions as the Board may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued stock option being replaced thereby.
     (i) ISO Tax Treatment Requirements. With respect to any Option which purports to be an ISO, to the extent that the aggregate Fair Market Value (determined as of the date of grant of such Option) of stock with respect to which such Option is exercisable for the first time by any individual during any calendar year exceeds one hundred thousand dollars ($100,000.00), such Option shall not be treated as an ISO in accordance with Code §422(d). The rule of the preceding sentence is applied in the order in which Options are granted. Also, with respect to any Option which purports to be an ISO, such Option shall not be treated as an ISO if the Participant disposes of shares acquired thereunder within two (2) years from the date of the granting of the Option or within one (1) year of the exercise of the Option, or if the Participant has not meet the requirements of Code §422(a)(2).

     7.3. Terms and Conditions of Stock Appreciation Rights. A Stock Appreciation Right may be granted in connection with all or any portion of a previously or contemporaneously granted Option or not in connection with an Option. A Stock Appreciation Right shall entitle the Participant to receive upon exercise or payment the excess of the Fair Market Value of a specified number of Shares at the time of exercise, over a specified price which shall be not less than the Exercise Price for that number of Shares in the case of a Stock Appreciation Right granted in connection with a previously or contemporaneously granted Option, or in the case of any other Stock Appreciation Right not less than one hundred percent (100%) of the Fair Market Value of that number of Shares at the time the Stock Appreciation Right was granted. The exercise of a Stock Appreciation Right shall result in a pro rata surrender of the related Option to the extent the Stock Appreciation Right has been exercised.
     (a) Payment. Upon exercise or payment of a Stock Appreciation Right, the Company shall pay to the Participant the appreciation in cash or Shares (at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Stock Incentive Agreement or, in the absence of such provision, as the Board may determine.
     (b) Conditions to Exercise. Each Stock Appreciation Right granted under the Plan shall be exercisable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Board shall specify in the Stock Incentive Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Board, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised in whole or in part.
     (c) Transferability of Stock Appreciation Rights. Except as otherwise provided in a Participant’s Stock Incentive Agreement, no Stock Appreciation Right granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Stock Incentive Agreement, all Stock Appreciation Rights granted to a Participant under the Plan shall be exercisable, during the Participant’s lifetime, only by the Participant; provided, however, that in the event the Participant is incapacitated and unable to exercise his or her Stock Appreciation Right, such Stock Appreciation Right may be exercised by such Participant’s legal guardian, legal representative, or other representative whom the Board deems appropriate based on applicable facts and circumstances. The determination of incapacity of a Participant and the determination of the appropriate representative of the Participant shall be determined by the Board in its sole and absolute discretion. Notwithstanding the foregoing, except as otherwise provided in the Stock Incentive Agreement, (A) a Stock Appreciation Right which is granted in connection with the grant of a Non-ISO may be transferred, but only with the Non-ISO, and (B) a Stock Appreciation Right which is not granted in connection with the grant of a Non-ISO, may be transferred as a bona fide gift (i) to his spouse or lineal descendant or lineal ascendant, (ii) to a trust for the benefit of one or more individuals described in clause (i) or (iii) to a partnership of which the only partners are one or more individuals described in clause (i), in which case the transferee shall be subject to all provisions of the Plan, the Stock Incentive Agreement and other agreements between the Company and the Participant in connection with the exercise of the Stock Appreciation Right. In the event of such a gift, the Optionee shall promptly notify the Board of such transfer and deliver to the Board such written documentation as the Board may in its discretion request, including, without limitation, the written acknowledgment of the donee that the donee is subject to the provisions of the Plan, the Stock Incentive Agreement and other agreements between the Company and the Participant in connection with the exercise of the Stock Appreciation Right.

     (d) Special Provisions for Tandem SAR’s. A Stock Appreciation Right granted in connection with an Option may only be exercised to the extent that the related Option has not been exercised. A Stock Appreciation Right granted in connection with an ISO (1) will expire no later than the expiration of the underlying ISO, (2) may be for no more than the difference between the exercise price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Stock Appreciation Right is exercised, (3) may be transferable only when, and under the same conditions as, the underlying ISO is transferable, and (4) may be exercised only (i) when the underlying ISO could be exercised and (ii) when the Fair Market Value of the Shares subject to the ISO exceeds the exercise price of the ISO.
     7.4. Terms and Conditions of Restricted Stock Awards. Shares awarded pursuant to Restricted Stock Awards shall be subject to such restrictions as determined by the Board for periods determined by the Board. Unless the applicable Stock Incentive Agreement provides otherwise, holders of Restricted Stock Awards shall be entitled to vote and receive dividends during the periods of restriction to the same extent as holders of unrestricted Common Stock. The Board shall have the power to permit, in its discretion, an acceleration of the expiration of the applicable restriction period with respect to any part or all of the Shares awarded to a Participant. The Board may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the Shares awarded determined at the date of grant in exchange for the grant of a Restricted Stock Award or may grant a Restricted Stock Award without the requirement of a cash payment. A Restricted Stock Award may be transferred, except as otherwise provided in the Stock Incentive Agreement, as a bona fide gift (i) to his spouse or lineal descendant or lineal ascendant, (ii) to a trust for the benefit of one or more individuals described in clause (i), or (iii) to a partnership of which the only partners are one or more individuals described in clause (i), in which case the transferee shall be subject to all provisions of the Plan, the Stock Incentive Agreement, and other agreements between the Company and the Participant in connection with the Restricted Stock Award. In the event of such a gift, the Participant shall promptly notify the Board of such transfer and deliver to the Board such written documentation as the Board may in its discretion request, including, without limitation, the written acknowledgment of the donee that the donee is subject to the provisions of the Plan, the Stock Incentive Agreement and other agreements between the Company and the Participant in connection with the Restricted Stock Award.
ARTICLE VIII
SECURITIES REGULATION
Each Stock Incentive Agreement may provide that, upon the receipt of Shares as a result of the exercise of a Stock Incentive or otherwise, the Participant shall, if so requested by the Company, hold such Shares for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Each Stock Incentive Agreement may also provide that, if so requested by the Company, the Participant shall make a written representation to the Company that he or she will not sell or offer to sell any of such Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended (“1933 Act’), and any applicable state securities law or, unless he or she shall have furnished to the Company an opinion, in form and substance satisfactory to the Company, of legal counsel acceptable to the Company, that such registration is not required. Certificates representing the Shares transferred upon the exercise or surrender of a Stock Incentive granted under this Plan may at the discretion of the Company bear a legend to the effect that such Shares have not been registered under the 1933 Act or any applicable state securities law and that such Shares may not be sold or offered for sale in the absence of an effective registration statement as to such Shares under the 1933 Act and any applicable state securities law or an opinion, in form and substance satisfactory to the Company, of legal counsel acceptable to the Company, that such registration is not required.

ARTICLE IX
LIFE OF PLAN
No Stock Incentive shall be granted under this Plan on or after the earlier of:
     (a) the tenth (10th) anniversary of the effective date of this Plan (as determined under Article 4 of this Plan), in which event this Plan otherwise thereafter shall continue in effect until all outstanding Stock Incentives have been surrendered or exercised in full or no longer are exercisable, or
     (b) the date on which all of the Shares reserved under Article 3 of this Plan have (as a result of the surrender or exercise of Stock Incentives granted under this Plan or lapse of all restrictions under a Restricted Stock Award) been issued or no longer are available for use under this Plan, in which event this Plan also shall terminate on such date.
ARTICLE X
ADJUSTMENT
Notwithstanding anything in Article 12 to the contrary, the number of Shares reserved under Article 3 of this Plan, the limit on the number of Shares which may be granted during a calendar year to any individual under Article 3 of this Plan, the number of Shares subject to Stock Incentives granted under this Plan, and the Exercise Price of any Options and the specified exercise price of any Stock Appreciation Rights, shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of the Company, including, but not limited to, such changes as stock dividends or stock splits. Furthermore, the Board shall have the right to adjust (in a manner which satisfies the requirements of Code §424(a)) the number of Shares reserved under Article 3, and the number of Shares subject to Stock Incentives granted under this Plan, and the Exercise Price of any Options and the specified exercise price of any Stock Appreciation Rights in the event of any corporate transaction described in Code §424(a) which provides for the substitution or assumption of such Stock Incentives. If any adjustment under this Article creates a fractional Share or a right to acquire a fractional Share, such fractional Share shall be disregarded, and the number of Shares reserved under this Plan and the number subject to any Stock Incentives granted under this Plan shall be the next lower number of Shares, rounding all fractions downward. An adjustment made under this Article by the Board shall be conclusive and binding on all affected persons and, further, shall not constitute an increase in the number of Shares reserved under Article 3.
ARTICLE XI
CHANGE OF CONTROL OF THE COMPANY
If a Change of Control occurs, and the agreements effectuating the Change of Control do not provide for the assumption or substitution of the Stock Incentives granted under this Plan, then, except to the extent otherwise provided in the Stock Incentive Agreement pertaining to a particular Stock Incentive, each Stock Incentive shall be governed by applicable law and the documents effectuating the Change of Control.
ARTICLE XII
AMENDMENT OR TERMINATION
This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, no such amendment shall be made absent the approval of the shareholders of the Company (a) to increase the number of Shares reserved under Article 3, except as set forth in Article 10, (b) to extend the maximum life of the Plan under Article 9 or the maximum exercise period under Article 7, (c) to decrease the minimum Exercise Price under Article 7, or (d) to change the designation of Employees or Key Persons eligible for Stock Incentives under Article 6. The Board also may suspend the granting of Stock Incentives under this Plan at any time and may terminate this Plan at any time. The Company shall have the right to modify, amend or cancel any Stock Incentive after it has been granted if (I) the Participant consents in writing to such modification, amendment or cancellation, or (II) there is a dissolution or liquidation of the Company or a transaction described in Article 10 or Article 11, or (III) the Company would otherwise have the right to make such modification, amendment or cancellation by applicable law.
ARTICLE XIII
MISCELLANEOUS
     13.1. Shareholder Rights. No Participant shall have any rights as a shareholder of the Company as a result of the grant of a Stock Incentive to him or to her under this Plan or his or her exercise of such Stock Incentive pending the actual delivery of Shares subject to such Stock Incentive to such Participant.
     13.2. No Guarantee of Continued Relationship. The grant of a Stock Incentive to a Participant under this Plan shall not constitute a contract of employment and shall not confer on a Participant any rights upon his or her termination of employment or relationship with the Company in addition to those rights, if any, expressly set forth in the Stock Incentive Agreement which evidences his or her Stock Incentive.
     13.3. Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company as a condition precedent for the fulfillment of any Stock Incentive, an amount sufficient to satisfy Federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan and/or any action taken by a Participant with respect to a Stock Incentive Award. Whenever Shares are to be issued or cash paid to a Participant upon exercise of an Option, the Company shall have the right to require the Participant to remit to the Company, as a condition of exercise of the Option, an amount sufficient to satisfy federal, state and local withholding tax requirements at the time of exercise. However, notwithstanding the foregoing, to the extent that a Participant is an Insider, satisfaction of withholding requirements by having the Company withhold Shares may only be made to the extent that such withholding of Shares (1) has met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (2) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act. Unless the Stock Incentive Agreement provides otherwise, the withholding of shares to satisfy federal, state and local withholding tax requirements shall be a subsequent transaction approved by the original grant of a Stock Incentive. Notwithstanding the foregoing, in no event shall payment of withholding taxes be made by a retention of Shares by the Company unless the Company retains only Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld.
     13.4. Notification of Disqualifying Dispositions of ISO Options. If a Participant sells or otherwise disposes of any of the Shares acquired pursuant to an Option which is an ISO on or before the later of (1) the date two (2) years after the date of grant of such Option, or (2) the date one (1) year after the exercise of such Option, then the Participant shall immediately notify the Company in writing of such sale or disposition and shall cooperate with the Company in providing sufficient information to the Company for the Company to properly report such sale or disposition to the Internal Revenue Service. The Participant acknowledges and agrees that he may be subject to income tax withholding by the Company on the compensation income recognized by Participant from any such early disposition by either (or both) his payment to the Company in cash or his payment out of the current wages or earnings otherwise payable to him by the Company, as the Company shall require, and agrees that he shall include the compensation from such early disposition in his gross income for federal tax purposes. Participant also acknowledges that the Company may condition the exercise of any Option which is an ISO on the Participant’s express written agreement with these provisions of this Plan.
     13.5. Transfer. The transfer of an Employee between or among the Company, a Subsidiary or a Parent shall not be treated as a termination of his or her employment under this Plan.
     13.6. Construction. This Plan shall be construed under the laws of the State of Delaware.
     13.7. Addendum A: California Grantees. Addendum A attached hereto shall be incorporated by reference in its entirety and shall only be applicable to the grant of Stock Incentives under the Plan to grantees who are located in or providing services to the Company or one of its Subsidiaries in the State of California.
     13.8. Addendum B: UK Grantees. Addendum B attached hereto shall be incorporated by reference in its entirety and shall only be applicable to the grant of Stock Incentives under the Plan to grantees who are located in or providing services to the Company or one of its Subsidiaries in the United Kingdom.
     Date, as amended: April 14, 2006

Addendum A to the
Optium Corporation
Stock Incentive Plan
          Notwithstanding anything stated to the contrary in the Plan, this Addendum A to the Plan shall apply for purposes of all Stock Incentives granted under the Plan to employees, directors and consultants located in or providing services to the Company or any Subsidiary in California until such time as the Shares become subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. All capitalized terms, to the extent not defined herein, shall have the meanings set forth in the Plan.
          1. Exercise Price. The exercise price per share for the Shares covered by a Option shall be determined by the Committee at the time of grant; provided that, if the Option is: (i) a Non-ISO and the grantee is not a Ten Percent Shareholder, the exercise price may be no less than eighty-five percent (85%) of the Fair Market Value of a Share on the date the Option is granted; (ii) an ISO and the grantee is not a Ten Percent Shareholder, the exercise price may be no less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted, or (iii) granted to a Ten Percent Shareholder (whether an ISO or a Non-ISO), the exercise price may be no less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted. Notwithstanding the foregoing, an Option (whether an ISO or a Non-ISO) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another stock option in a manner qualifying under the provisions of Section 424(a) of the Code.
          2. Purchase Price. The purchase price for any Shares purchased pursuant to a Restricted Stock Award shall be at least eighty-five percent (85%) of the Fair Market Value of the Shares at the time the grantee is granted such Restricted Stock Award or at the time the purchase is consummated. Notwithstanding the foregoing, if the Restricted Stock Award is granted to a Ten Percent Shareholder, the purchase price shall be one hundred percent (100%) of the Fair Market Value of the Shares at the time the grantee is granted such Award or at the time the purchase is consummated.
          3. Exercisability and Option Term. Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Committee and set forth in the Stock Incentive Agreement evidencing such Option; provided that, with the exception of Options granted to officers, directors, or consultants of the Company or any Subsidiary, no Option shall become exercisable at a rate less than twenty percent (20%) per year over a period of five (5) years from the date of grant of such Option, subject to the grantee’s continued service relationship with the Company or any Subsidiary. Notwithstanding the foregoing, no Option shall be exercisable on or after the tenth (10th) anniversary of the date of grant of such Option or, in the case of a Ten Percent Sharehold who is granted an ISO, such ISO shall not be exercisable on or after the fifth (5th) anniversary of the date of grant of such Option.
          4. Termination of Service Relationship. In the event that a grantee’s service relationship terminates, such grantee may thereafter exercise their Option, to the extent that it was vested and exercisable on the date of such termination, until the date specified below. Any portion of the Option that is not exercisable on the date of termination of such service relationship shall immediately expire and be null and void.
          Once any portion of the Option becomes vested and exercisable, the grantee’s right to exercise such Option (or the grantee’s representatives and legatees as applicable) in the event of a termination of the grantee’s service relationship shall continue until the earliest of: (i) the date which is: (A) six (6) months following the date on which the grantee’s service relationship terminates due to death or Disability (or such longer period of time as determined by the Committee and set forth in the applicable Stock Incentive Agreement), or (B) thirty (30) days following the date on which the grantee’s service relationship terminates if the termination is due to any other reason (or such longer period of time as determined by the Committee and set forth in the applicable Stock Incentive Agreement), or (ii) the Expiration Date set forth in the Notice of Grant of Stock Option; provided that, notwithstanding the foregoing, a Stock Incentive Agreement may provide that if the grantee’s service relationship is terminated for “cause” (as defined in the applicable Stock Incentive Agreement), the Option shall terminate immediately and be null and void upon the date of the grantee’s termination and shall not thereafter be exercisable.
          “Disability” shall mean the inability of the grantee, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the grantee’s position with the Company or any Subsidiary because of the sickness or injury of the grantee.
          5. Nontransferability of Option. No Option shall be transferable by the grantee otherwise than by will or the laws of descent and distribution; provided that, a Non-ISO may provide in the applicable Stock Incentive Agreement that it is transferable in any manner permitted by Rule 701 of the Act.
          6. Provision of Information. At least annually, each grantee shall receive financial statements of the Company; provided that, the Company shall not be required to provide such information to key employees whose duties in connection with the Company assure them access to equivalent information.
          7. Repurchase Rights/Right of First Refusal. Shares issued pursuant to Stock Incentives may be subject to a right of first refusal, one or more repurchase rights or other conditions and restrictions as determined by the Committee and set forth in the applicable Stock Incentive Agreement. The Company shall have the right to assign to any person at any time any repurchase right it may have, whether or not such right is then exercisable.
               a. Repurchase Right. Any repurchase right shall be at such purchase price as is set forth in the Stock Incentive Agreement provided that: (i) if the purchase price is equal to or greater than the Fair Market Value of the shares to be repurchased (measured as of the date of termination of employment), then such repurchase right must be exercised for cash or cancellation of purchase money indebtedness for such shares within ninety (90) days of the termination of employment (or, if later, within ninety (90) days of the exercise of the applicable Option) and such repurchase right must terminate upon an initial public offering; and (ii) if the purchase price is equal to the original purchase price, such repurchase right must lapse at a rate of at least twenty percent (20%) per year from the date of grant of the Stock Incentive and such repurchase right must be exercised for cash or cancellation of purchase money indebtedness for the shares within ninety (90) days of the termination of employment (or, if later, within ninety (90) days of the exercise of the applicable Option). Notwithstanding the foregoing, Stock Incentives held by officers, directors or consultants of the Company or any Subsidiary may be subject to additional or greater restrictions.
               b. Right of First Refusal. Any right of first refusal must: (i) be triggered by an offer to purchase Shares received pursuant to a Stock Incentive from a bona fide third-party offeror where the grantee desires to sell the Shares; (ii) require the Company to make its election to purchase the Shares subject to such right of first refusal, if at all, by giving notice of such election no more than thirty (30) days after receipt of notice of such offer from the grantee; and (iii) require the Company to purchase all, but not less than all, of the Shares subject to such bona fide offer upon exercise of the right of first refusal (unless the grantee consents to sell fewer Shares) on the same terms offered by the bona fide third-

party offeror within sixty (60) days after receipt of the notice described above (unless a longer period is offered by the bona fide third party offeror).

Addendum B to the
Optium Corporation
Stock Incentive Plan
2002 UK APPROVED SUB-PLAN RULES
1.	Definitions
1.1	All capitalized terms used in this Sub-Plan and not otherwise defined in this Rule 1 shall have the meanings given to them in the Plan. In this Sub-Plan, the following words shall have the following meanings:
1.1.1	“Act” means the Income and Corporation Taxes Act 1988;

1.1.2	“Eligible Employee” means an individual who is not precluded from participation by Paragraph 8 of Schedule 9 (material interests in close companies) and is either:
(a)	an employee of a Participating Company; or

(b)	a director of a Participating Company who devotes substantially the whole of his working time to his duties and is required, under the terms of his office or employment with a Participating Company, to devote to his duties not less than 25 hours per week excluding meal breaks.
1.1.3	“Inland Revenue” means the Board of Inland Revenue in the United Kingdom;

1.1.4	“Market Value” means on any day:
(a)	if and so long as the Shares are listed on the New York Stock Exchange, the closing price for a Share as quoted on that exchange for the last market trading day prior to the day in question, as published in the Wall Street Journal;

(b)	if and so long as the Shares are listed on the London Stock Exchange, the closing price for a share as quoted on that exchange for the last market trading day prior to the day in question, as published in the Daily Official List; and

(c)	subject to (a) and (b) above, the market value of a share determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with the Inland Revenue.
1.1.5	“Optionholder” means a UK individual who has been granted an Option under this Sub-Plan;

1.1.6	“Participating Company” means the Company [UK SUBSID] and any other company controlled by the Company (within the meaning of Section 840 of the Act) and which has been nominated by the Board to participate for the time being in this Sub-Plan. For the avoidance of doubt, any company which is not controlled by the Company cannot be nominated as a Participating Company.

1.1.7	“Rules” means these rules, as amended from time to time;

1.1.8	“Schedule 9” means Schedule 9 of the Act;

1.1.9	“Sub-Plan” means the 2002 UK Approved Sub-Plan of the Optium Corporation Incentive Plan constituted and governed by these Rules; and

1.1.10	“UK Individual” means an individual who is, or may become, resident for taxation purposes in the United Kingdom.
2.	Purpose
2.1	This Sub-Plan to the Optium Corporation Stock Incentive Plan is established for the benefit of full-time directors and employees, who are UK Individuals, of the Company [UK SUBSID] and any other companies of which the Company has control (as defined in Section 187(2) of the Act).

2.2	This Sub-Plan has been established in order to ensure that Options granted under Article 7.1 of the Plan to UK Individuals are granted under a share option plan approved under Schedule 9.

2.3	The rules of this Sub-Plan should be read in conjunction with the Plan and are subject to the terms and conditions of the Plan except to the extent that the terms and conditions of the Plan differ from or conflict with the terms set out in this Sub-Plan.

2.4	This Sub-Plan applies to any grant of Options made under the Plan to UK Individuals if, at the date of grant, such Options are specified as having been granted subject to the terms and conditions of this Sub-Plan.
3.	Eligibility
3.1	A UK Individual shall not be entitled to be granted Options under this Sub-Plan unless he is an Eligible Employee on the date on which an Option is granted. Article 7.1(a) of the Plan shall be construed accordingly.
4.	Shares subject to this Sub-Plan
4.1	The Shares over which Options may be granted under this Sub-Plan must form part of the ordinary share capital (as defined in section 832(1) of the Act) of the Company. The Shares must at all times comply with the terms of the Plan and the requirements of Paragraphs 10 to 14 of Schedule 9.
5.	Individual Limit
5.1	No Option shall be granted to an Eligible Employee under this Sub-Plan at any time if it would result in the aggregate Market Value of the Shares which he may acquire in pursuance of rights obtained under this Sub-Plan and the aggregate market value of shares which the Eligible Employee could acquire by the exercise of an option under any other share option plan approved under Schedule 9 (not being a savings-related plan) and established by the Company or by any associated company (as defined in Section 416 of the Act) of the Company and not exercised, to exceed or further exceed £30,000 or such other limit contained from time to time in Paragraph 28(1) of Schedule 9.
5.2	For the purpose of Rule 5.1:
(a)	in respect of Options previously granted under this Sub-Plan, if any, the Market Value of the Shares shall be the Market Value originally determined under Rule 6 at the time that the Option was granted; and

(b)	in the case of rights obtained under any other share option plan approved under Schedule 9 (not being a savings-related plan), the market value of shares shall be calculated as at the time when the option to acquire those shares was obtained, or such earlier time as may have been agreed with the Inland Revenue.
5.3	If the market value of the Shares is expressed in a currency other than pounds sterling, it shall be converted into pounds sterling at the closing mid-market exchange rate for that currency on the date of grant of the relevant option, as published by the Financial Times.

5.4	If the Board attempts to grant an Option under this Sub-Plan which is inconsistent with Rule 5.1, the Option granted under this Sub-Plan will be limited and take effect on a basis consistent with the provisions of Rule 5.1.
6.	Exercise price of Options
6.1	The Exercise Price at which any Option granted under this Sub-Plan may be exercised shall be the Approved Exercise Price.

6.2	The Approved Exercise Price shall mean the price per Share, as determined by the Board, at which an Eligible Employee may acquire Shares upon the exercise of an Option granted to him under this Sub-Plan. The Approved Exercise Price shall not be less than the Market Value of a Share on the date of grant. Article 7.2(c) of the Plan shall be construed accordingly.
7.	Capital Adjustment
7.1	The price at which Shares may be acquired on the exercise of any Option and the number of Shares thereunder may be adjusted as described in Article 10 of the Plan (Adjustment) only in the event of a variation in the share capital of the Company within the meaning of Paragraph 29 of Schedule 9 and only if the prior approval of the Inland Revenue has been obtained for such adjustment.
8.	Exercise of Option
8.1	Each Option shall be exercisable at such time or times as specified in the applicable Stock Option Agreement. Article 7.2 (f) will not apply to Options granted under this Sub-Plan.

8.2	A Optionholder will not be able to exercise his Option granted under this Sub-Plan if at the proposed time of exercise he is ineligible to participate in the Sub-Plan by virtue of

Paragraph 8 of Schedule 9 (material interests in close companies).

8.3	The Company shall not later than 30 days after the receipt of the notice of exercise of an Option (given in accordance with the provisions of the Plan) together with the payment of the aggregate Exercise Price in respect of the Shares to be issued or transferred pursuant to the exercise of an Option, allot and issue credited as fully paid to the Optionholder and cause to be registered in his name the number of Shares validly specified in the written notice or procure the transfer of such Shares.

8.4	Notwithstanding any provision in the Plan to the contrary, the Board may not at any time buy out for a payment in cash or shares an Option granted under this Sub-Plan.

8.5	The consideration to be paid for the Shares to be issued upon exercise of an Option shall comprise entirely of cash or cash equivalent only. Article 7.2(e) of the Plan shall be construed accordingly.

8.6	If an Optionholder dies, his Option shall terminate within a period not exceeding a year following his death, but not later than the date the Option expires pursuant to its terms. Article 7.2(g) of the Plan shall be construed accordingly.
9.	Non Transferability of Options
9.1	Subject to the rights of exercise by the Optionholder’ s personal representatives, every Option granted under this Sub-Plan shall be personal to the Optionholder and may not be sold, transferred or disposed of in any way. Article 7.2(g) of the Plan shall be construed accordingly.
10.	Change of control
10.1	For the purposes of this Sub-Plan (and notwithstanding anything contained in the Plan, and in particular Article 11 thereof), the holder of an Option which has been granted under this Sub-Plan shall not be entitled to receive options over shares of a successor corporation or another corporation in consideration for the release of this option on any consolidation, merger, change of control or amalgamation with or into another corporation unless, such corporation makes an appropriate offer, and the holder of an option agrees within the appropriate period referred to in Rule 10.2 below and:
10.1.1	the successor corporation obtains control of the Company as a result of making a general offer to acquire the whole of the issued ordinary share capital of the Company (which is made on the condition such that if it is satisfied the successor corporation will have control of the Company);

10.1.2	the successor corporation obtains control of the Company as a result of making a general offer to acquire all the Shares in the Company which are of the same class as the Shares which may be acquired by the exercise of Options granted under this Sub-Plan (ignoring any Shares which are already owned by it or a member of the same group of companies);

10.1.3	the successor company obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under Section 425 of the

United Kingdom Companies Act 1985 (“the 1985 Act”) or the local equivalent of the same, if accepted by the Inland Revenue as closely comparable to the UK legislation; or

10.1.4	the successor company becomes bound or entitled to acquire Shares in the Company under Sections 428 to 430F of the 1985 Act or the local equivalent of the same, if accepted by the Inland Revenue as closely comparable to the UK legislation.
10.2	Where Rule 10.1 above applies:
10.2.1	subject to the limitations of the Plan, where any such holder of an Option granted under this Sub-Plan is entitled to receive options over shares of a successor corporation or another corporation, he may at any time within the appropriate period (within the meaning of Paragraph 15(2) of Schedule 9) release any Option which has not lapsed (“the old option”) in consideration of the grant to him of an option (“the new option”) which (for the purposes of Paragraph 15 of Schedule 9) is equivalent to the old option but relates to shares in a different company (whether the successor corporation itself or some other company falling within Paragraph 10(b) or 10(c) of Schedule 9). For this purpose, the new option shall not be regarded as equivalent to the old option unless the conditions set out in Paragraph 15(3) of Schedule 9 are satisfied; and

10.2.2	for the purposes of any application of the provisions of this Sub-Plan, where any holder of an Option has released an old option, any new option granted shall be regarded as having been granted at the same time as the old option. With effect from the date of release, the new option shall be subject to the same provisions of this Sub-Plan as applied to the old option except that the following terms have the meaning assigned to them in this Rule 10.2.2 and not the meanings elsewhere in the Plan or in this Sub-Plan:

“Shares” means fully paid ordinary shares in the capital of the corporation over whose shares new options have been granted and which satisfy the conditions specified in Paragraphs 10 to 14 of Schedule 9.

“Board” means the Board of Directors of the corporation in respect of whose shares new options have been granted.

“Committee” means the committee of the Board of Directors of the corporation in respect of whose shares new options have been granted.

“Company” means the corporation in respect of whose shares new options have been granted.
10.3	Notwithstanding anything contained in the Plan, if the Company merges or is consolidated with another corporation under circumstances where the Company is not the surviving corporation, no Options may be granted under this Sub-Plan following such merger or consolidation apart from new options granted by the successor corporation pursuant to this Rule 10.

10.4	In this Rule 10, control has the meaning given to it by Section 840 of the Act.
11.	Amendment of this Sub-Plan
11.1	The terms of this Sub-Plan shall not be amended nor shall the Plan be amended if it shall effect this Sub-Plan, except to the extent that the Inland Revenue has approved such amendments. No such amendment shall take effect before the date on which it is approved by the Inland Revenue. Article 12 of the Plan shall be construed accordingly.
12.	Terms of Employment
12.1	Neither these Rules nor the Plan form any part of any Eligible Employee’s terms of employment and nothing in the Plan or the Sub-Plan may be construed as imposing on the Company, [UK SUBSID] or any other related entity a contractual obligation to offer participation in the Plan or the Sub-Plan to any Eligible Employee. If any Optionholder ceases to be an Eligible Employee for any reason, he shall not be entitled by way of compensation for loss of office or otherwise howsoever to any sum or other benefit to compensate him for the loss of any rights under the Sub-Plan.
13.	Data Protection
13.1	By participating in the Sub-Plan, the Optionholder consents to the holding and processing of personal data provided by the Optionholder to the Company or his employing company for all purposes relating to the operation of the Sub-Plan. These include, but are not limited to:
•	administering and maintaining Optionholder records;

•	providing information to trustees of any employee benefits trust, registrars, brokers or third party administrators of the Sub-Plan;

•	providing information to future purchasers of the Company or the business in which the Optionholder works; and

•	transferring information about the Optionholder to a country or territory outside the European Economic Area.
14.	Stock Option Agreements
14.1	When the Board, under the powers conferred by the Plan, determines the terms and conditions of any Option granted under this Sub-Plan, such terms and conditions shall:
(a)	be objective, specified at the date the Option is granted and set out in the Stock Option Agreement issued under Section 7.2(a) of the Plan; and

(b)	be such that rights to exercise such Options after the fulfillment or attainment of any terms and conditions so specified shall not be dependent upon the further discretion of any person; and

(c)	not be capable of amendment, variation or waiver unless an event occurs which causes the Board to reasonably consider that a waived, varied or amended term and condition would be a fairer measure of performance and would be no more difficult to satisfy.
14.2	The Board shall obtain the prior approval of the Inland Revenue for the form of Stock

Option Agreement issued under Section 7.2(a) of the Plan in relation to Options granted under this Sub-Plan.

OPTIUM CORPORATION
NOTICE OF GRANT OF STOCK OPTION
                          (the “GRANTEE”) has been granted an option (the “OPTION”) to purchase certain shares of Optium Corporation non-voting common stock (the “STOCK”) pursuant to the Optium Corporation Stock Incentive Plan, as amended (the “PLAN”), as follows:

GRANT DATE:	, 200_
NUMBER OF OPTION SHARES:	shares of Stock
EXERCISE PRICE (PER SHARE):	$0.___
EXPIRATION DATE:	10 years from Grant Date
TAX STATUS OF OPTION:	Non-Qualified Stock Option
VESTED SHARES:	Except as provided in Stock Option Agreement, and provided that the Grantee’s Service Relationship has not terminated prior to any applicable date set forth below, the number of Vested Shares as of each date set forth below shall be:

VESTING DATE	VESTED SHARES

The __ day of every third month after the Grant Date ending , 200_	8.333%
     By their signatures below, the Company and the Grantee agree that the Option is governed by this Notice and by the provisions of the Plan and the Option Agreement, both of which are attached to and made a part of this document. The Grantee acknowledges receipt of a copy of the Plan and the Option Agreement, represents that the Grantee has read and is familiar with their provisions, and hereby accepts the Option subject to all of their terms and conditions. This Notice may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

OPTIUM CORPORATION

By:		By:

Name:
Title:
	Address: 500 Horizon Drive, Suite 505	Address: Chalfont, PA 18914
ATTACHMENTS: Optium Corporation Stock Incentive Plan, as amended through the Grant Date, and the Option Agreement

STOCK OPTION AGREEMENT
UNDER THE OPTIUM CORPORATION
STOCK INCENTIVE PLAN, AS AMENDED
     Pursuant to the Optium Corporation Stock Incentive Plan (the “PLAN”), Optium Corporation, a Delaware corporation (together with its successors thereto, the “COMPANY”), hereby grants to the person (the “GRANTEE”), named in the Notice of Grant of Stock Option attached hereto (the “NOTICE”) to which this Stock Option Agreement (the “OPTION AGREEMENT”) is attached, an option (together with the Notice, referred to herein as the “OPTION”) to purchase on or prior to the expiration date specified in the Notice (the “EXPIRATION DATE”), or such earlier date as is specified herein, all or any part of the number of shares of Stock of the Company indicated in the Notice (the “OPTION SHARES,” and such shares once issued shall be referred to as the “ISSUED SHARES,” each as adjusted pursuant to SECTION 5 hereof), at the exercise price per share specified in the Notice (the “EXERCISE PRICE”), subject to the terms and conditions set forth in this Option Agreement, the Notice and the Plan. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Notice and the Plan (as applicable).
     If this Option is designated as an Incentive Stock Option in the Notice, this Option is intended to qualify as an “incentive stock option” as defined in Section 422(b) of the Code. To the extent that any portion of this Option does not so qualify as an Incentive Stock Option or, if this Option is designated as a Non-Qualified Stock Option in the Notice, it shall be deemed a Non-Qualified Stock Option. The Grantee should consult with the Grantee’s own tax advisor regarding the tax effects of this Option (and any requirements necessary to obtain favorable income tax treatment under Section 422 or the Code, including, but not limited to, holding period requirements).
     1. VESTING AND EXERCISABILITY.
          (a) No portion of this Option may be exercised until such portion shall have vested.
          (b) Except as set forth below and in SECTION 6 hereof, this Option shall be exercisable on and after the initial Vesting Date and prior to the termination of the Option as provided herein, in an amount not to exceed the number of Vested Shares (as determined in the Notice) less the number of shares previously acquired upon exercise of this Option. In no event shall this Option be exercisable for more than the Number of Option Shares (as designated in the Notice).
          (c) In the event that the Grantee’s Service Relationship terminates, this Option may thereafter be exercised, to the extent it was vested and exercisable on the date of such termination, until the date specified in SECTION 1 (d) hereof. Any portion of this Option that is not exercisable on the date of termination of the Service Relationship shall immediately expire and be null and void. “SERVICE RELATIONSHIP” means the grantee’s employment or service with the Company or its Parent or any of its Subsidiaries, whether in the capacity of an employee, director or a consultant. Unless otherwise determined by the Committee, a grantee’s Service Relationship shall not be deemed to have terminated merely because of a change in the capacity in which the grantee renders service to the Company or its Parent or any of its Subsidiaries or a transfer between locations of the Company or its Parent or any of its Subsidiaries, PROVIDED THAT there is no interruption or other termination of the Service Relationship. Subject to the foregoing, the Company, in its discretion, shall determine whether the grantee’s Service Relationship has terminated and the effective date of such termination.
          (d) Subject to the provisions of SECTION 6 hereof, once any portion of this Option becomes vested and exercisable, it shall continue to be exercisable by the Grantee or his or her representatives and legatees as contemplated herein at any time or times prior to the earliest of (i) the date which is (A) twelve (12) months following the date on which the Grantee’s Service Relationship terminates due to death or disability (B) three (3) months following the date on which the Grantee’s Service Relationship terminates if the termination is due to any other reason, or (ii) the Expiration Date set forth in the Notice; PROVIDED, HOWEVER, that notwithstanding the foregoing, if the Grantee’s Service Relationship is terminated for Cause, this Option shall terminate immediately and be null and void upon the date of the Grantee’s termination and shall not thereafter be exercisable.
          (e) If designated as an Incentive Stock Option in the Notice, the Grantee understands that in order to obtain the benefits of an incentive stock option under Section 422 of the Code, subject to any amendments thereof, no sale or other disposition may be made of Issued Shares for which incentive stock option treatment is desired within the one (1) year period after the day of the issuance of such Issued Shares to him or her (i.e., the exercise date), nor within the two (2) year period after the grant of this Option and further that this Option must be exercised, if and to the extent permitted hereunder, within three (3) months after termination of employment (or twelve (12) months in the case of death or “disability” (as defined in Code Section 22(e)(3))) to qualify as an incentive stock option. If the Grantee disposes (whether by sale, gift, transfer or otherwise) of any such Issued Shares within either of these periods, he or she agrees to notify the Company within thirty (30) days after such disposition. The Grantee also agrees to provide the Company with any information concerning any such dispositions required by the Company for tax purposes. Further, to the extent that the aggregate Fair Market Value (determined as of the time that the applicable option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by the Grantee are exercisable for the first time during any calendar year (under all option plans of the Company, its Parent and/or its Subsidiaries) exceeds $100,000, such Incentive Stock Options shall constitute Non-Qualified Stock Options. For purposes of this SECTION 1(e), Incentive Stock Options shall be taken into account in the order in which they were granted. If pursuant to the above, an Incentive Stock Option is treated as an Incentive Stock Option in part and a Non-Qualified Stock Option in part, the Grantee may designate which portion of the Option the Grantee is exercising. In the absence of such designation, the Grantee shall be deemed to have exercised the Incentive Stock Option portion of the Option first.
     2. EXERCISE OF OPTION.
          (a) The Grantee may exercise this Option only by delivering an Option exercise notice (an “EXERCISE NOTICE”) in substantially the form of APPENDIX A attached hereto to the Company’s Chief Financial Officer or, if none, the Chief Executive Officer, indicating his or her election to purchase some or all of the Option Shares with respect to which this Option has vested at the time of delivery of such Exercise Notice (which amount shall be specified in the Exercise Notice), accompanied by payment in full of the aggregate Exercise Price; PROVIDED that such exercise shall be effective only upon receipt by such officer of the Exercise Notice and the aggregate Exercise Price. Payment of the aggregate Exercise Price for the Option Shares elected to be purchased by the Grantee may be made by one or more of the following methods:
               (i) in cash, by certified or bank check, or other instrument acceptable to the Committee in U.S. funds payable to the order of the Company in an amount equal to the aggregate Exercise Price of such Option Shares;
               (ii) if permitted by the Committee at the time of exercise, in its sole and absolute discretion, by the Grantee delivering to the Company a promissory note (which may be recourse or partial recourse to the Grantee) in a form approved by Company; PROVIDED THAT at least so much of the exercise price as represents the par value of the Stock to be issued shall be paid other than with a promissory note if otherwise required by state law;
               (iii) after the closing of the Company’s first fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Act, other than on Forms S-4 or S-8 or their then equivalents, covering the offer and sale by the Company of its equity securities or such other event as a result of or following which the stock shall be publicly held (an “INITIAL PUBLIC OFFERING”), if permitted by the Committee, at the discretion of the Committee at the time of exercise, (x) through the delivery (or attestation to ownership) of shares of Stock with an aggregate Fair Market Value (as of the date such shares are delivered or attested to) equal to the aggregate Exercise Price and that have been purchased by the Grantee on the open market or that have been held by the Grantee for at least six (6) months and are not subject to restrictions under any plan of the Company, or (y) by the Grantee delivering to the Company a properly executed Exercise Notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the Exercise Price of such Option Shares; PROVIDED THAT in the event the Grantee chooses such payment procedure, the Grantee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure; or
               (iv) a combination of the payment methods set forth in clauses (i), (ii) and (iii) above.

          (b) Certificates for the Option Shares so purchased will be issued and delivered to the Grantee upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance. Until the Grantee shall have complied with the requirements hereof and of the Plan, including the withholding requirements set forth in SECTION 7 hereof, the Company shall be under no obligation to issue the Option Shares subject to this Option, and the determination of the Committee as to such compliance shall be final and binding on the Grantee. The Grantee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to Issued Shares unless and until this Option shall have been exercised pursuant to the terms hereof, the Company shall have issued and delivered such Issued Shares to the Grantee, and the Grantee’s name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Grantee shall have full dividend and other ownership rights with respect to such Issued Shares, subject to the terms of this Option Agreement.
          (c) The Company shall not be required to issue fractional shares upon the exercise of this Option.
          (d) Notwithstanding any other provision hereof or of the Plan, no portion of this Option shall be exercisable after the earlier of the Expiration Date or the termination of this Option as contemplated by SECTION 1(d) and SECTION 6 hereof.
     3. SUBJECT TO PLAN.
     This Option is subject to all of the terms and conditions set forth in the Plan. Notwithstanding anything in this Option Agreement or the Notice to the contrary, to the extent of any conflict between the terms of the Plan, this Option Agreement, and the Notice, the terms of the Plan shall control.
     4. TRANSFERABILITY.
     This Option is personal to the Grantee and is not transferable by the Grantee in any manner other than by will or by the laws of descent and distribution; PROVIDED THAT if this Option is designated as a Non-Qualified Stock Option, this Option may also be transferred by the Grantee, without consideration for the transfer, to the Grantee’s spouse, parents, siblings, children (natural or adopted), stepchildren, a trust for their sole benefit of which the Grantee is the settlor or a limited partnership or other unincorporated entity in which the partners or beneficiaries are the foregoing (each a “PERMITTED TRANSFEREE”); PROVIDED THAT the transferee agrees in writing with the Company to be bound by all of the terms and conditions of the Plan and this Option Agreement. This Option may be exercised during the Grantee’s lifetime only by the Grantee (or by the Grantee’s legal representative or guardian in the event of the Grantee’s incapacity) or by a Permitted Transferee pursuant to this SECTION 4. The Grantee may elect to designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company; such beneficiary may exercise the Grantee’s Option in the event of the Grantee’s death to the extent provided herein. If the Grantee does not designate a beneficiary, or if the designated beneficiary predeceases the Grantee, the executor of the Grantee may exercise this Option to the extent permitted herein in the event of the Grantee’s death.
     5. ADJUSTMENT UPON CHANGES IN CAPITALIZATION.
     Subject to SECTION 6 hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger, consolidation or sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of shares or other securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate or proportionate adjustment in the number and kind of shares or other securities subject to this Option and the exercise price for each share subject to this Option, without changing the aggregate Exercise Price of this Option (i.e., the Exercise Price multiplied by the number of shares of Stock or other securities subject to this Option shall be the same both before and after any adjustment pursuant to this SECTION 5); PROVIDED THAT the adjusted Exercise Price may not be less than the par value of the Stock. After any such adjustment, all references herein to Stock or common stock shall be deemed to refer to the security that is subject to acquisition upon exercise of this Option and all references to the Company shall be deemed to refer to the issuer of such security. The adjustment by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may either make a cash payment in lieu of fractional shares or round any resulting fractional share down to the nearest whole number.
     6. EFFECT OF CERTAIN TRANSACTIONS.
     Upon the effectiveness of a Change of Control, unless provision is made in connection with the Change of Control for the assumption of all outstanding Awards, or the substitution of such Awards with new Awards of the successor entity or parent thereof (the “ASSUMPTION”), this Option shall terminate. In the event of such termination of this Option, the Grantee shall be permitted to exercise this Option to the extent that it is then exercisable, or becomes exercisable in connection with the Change of Control, for a period of at least ten (10) days prior to the anticipated effective date of such Change of Control; PROVIDED, HOWEVER, that: (i) the exercise of the portion of this Option that becomes vested and exercisable pursuant to the acceleration provisions set forth herein, if any, shall be subject to and conditioned upon the effectiveness of the Change of Control; and (ii) the Grantee may, but will not be required to, condition the exercise of any portion of this Option not described in (i) above upon the effectiveness of the Change of Control.
     7. WITHHOLDING TAXES.
          (a) PAYMENT BY GRANTEE. The Grantee shall, no later than the date as of which the exercise of this Option (or, if applicable, the issuance, in whole or in part of any Issued Shares, the operation of any law or regulation providing for the imputation of interest related to this Option, or the lapsing of any restriction with respect to any Issued Shares) gives rise to taxable income and subjects the Company to a tax withholding obligation, authorize the Company to withhold from payroll and any other amounts payable to the Grantee or pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state, foreign and local taxes required by law to be withheld with respect to such income.
          (b) PAYMENT IN STOCK. Subject to approval by the Committee, in its sole and absolute discretion, the Grantee may elect to have the minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued a number of shares of Stock with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due or (ii) transferring to the Company shares of Stock owned by the Grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligation shall not exceed the amount determined by the applicable minimum statutory withholding rates.
     8. RESTRICTIONS ON TRANSFER OF ISSUED SHARES.
     If the Grantee (or a Permitted Transferee) shall receive a bona fide offer from a third party for such third party to purchase any Issued Shares, which offer the Grantee (or Permitted Transferee) intends to accept, the Grantee (or Permitted Transferee), before consummating the sale to such third party, shall comply with the right of first refusal and participation in sales provisions in SECTIONS 2 and 3 of the Stockholders Agreement, dated as of November 22, 2000, by and among the Company and certain of its stockholders, as such agreement may be amended and/or restated from time to time. The restrictions on transfer set forth above shall remain in effect until the closing of a Change of Control or an Initial Public Offering (or such other event as a result of or following which the common stock shall be publicly held).
     9. COMPLIANCE WITH LEGAL REQUIREMENTS.
     The grant of this Option and the issuance of shares of Stock upon exercise of this Option shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. This

Option may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, this Option may not be exercised unless: (a) a registration statement under the Act shall at the time of exercise of this Option be in effect with respect to the shares issuable upon exercise, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of this Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. The inability of the Company to obtain from any regulatory body having jurisdiction and the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of this Option, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
     10. LOCK-UP PROVISION.
     The Grantee and each Permitted Transferee agrees that in the event the Company proposes to offer for sale to the public any shares of common stock of the Company pursuant to a public offering under the Act, if requested in writing by the Company and any underwriter engaged by the Company, not to directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any securities of the Company held by them (except for any securities sold pursuant to such registration statement) or enter into any Hedging Transaction (as defined below) relating to any securities of the Company (including, without limitation, pursuant to Rule 144 under the Act (or any successor or similar exemptive rule hereinafter in effect)) held by them for such period following the effective date of the registration statement of the Company filed under the Act with respect to such offering, as the Company or such underwriter shall specify reasonably and in good faith, not to exceed one hundred eighty (180) days in the case of an initial public offering and ninety (90) days in the case of any follow-on public offering. For purposes of this SECTION 10, “HEDGING TRANSACTION” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Company’s common stock.
     11. MISCELLANEOUS PROVISIONS.
          (a) ADMINISTRATION. All questions of interpretation concerning this Option Agreement shall be determined by the Committee. All determinations by the Committee shall be final and binding upon all persons having an interest in this Option.
          (b) EMPLOYMENT RIGHTS. The grant of this Option does not confer upon the Grantee any right to continued employment or service with the Company or its Parent or any Subsidiary or interfere in any way with the right of the Company or its Parent or any Subsidiary to terminate the Grantee’s employment or service at any time.
          (c) EQUITABLE RELIEF. The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Option Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Option Agreement.
          (d) CHANGE AND MODIFICATIONS. The Committee may terminate or amend the Plan or this Option at any time; PROVIDED, HOWEVER, that except as provided in ARTICLE XI of the Plan in connection with a Change of Control, no such termination or amendment may adversely affect this Option without the consent of the Grantee unless such termination or amendment is necessary to comply with any applicable law, rule or regulation or, to the extent that this Option is designated as an Incentive Stock Option, is required to enable this Option to continue to qualify as an Incentive Stock Option.
          (e) GOVERNING LAW. This Option Agreement shall be governed by and construed in accordance with the laws of State of Florida (or the state of incorporation of any successor corporation) without regard to conflict of law principles thereof.

          (f) HEADINGS. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Option Agreement and shall not be considered in the interpretation of this Option Agreement.
          (g) INTEGRATED AGREEMENT. This Option Agreement, the Notice and the Plan constitute the entire understanding and agreement between the Grantee and the Company with respect to the subject matter contained herein and supercedes any prior agreements, understandings, restrictions, representations, or warranties among the Grantee and the Company with respect to such subject matter except as provided for herein. To the extent contemplated herein, the provisions of this Option Agreement shall survive any exercise of this Option and shall remain in full force and effect.
          (h) SAVING CLAUSE. If any provision(s) of this Option Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.
          (i) NOTICES. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or two (2) days after deposit in the mail if mailed by first class registered or certified mail, postage prepaid or one (1) business day after deposit with a nationally recognized overnight carrier. Notices to the Company or the Grantee shall be addressed to such address or addresses as may have been furnished by such party in writing to the other.
          (j) BENEFIT AND BINDING EFFECT. This Option Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Option Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

APPENDIX A
STOCK OPTION EXERCISE NOTICE
Optium Corporation
2721 Discovery Drive, Suite 500
Orlando, Florida, 32826
Attention: Chief Financial Officer/ Chief Executive Officer
Date:
     Pursuant to the terms of the Notice of Grant of Stock Option dated                                          ,                       and the Stock Option Agreement granted pursuant to the Optium Corporation Stock Incentive Plan, as amended and entered into by Optium Corporation and                                          on such date, I hereby [CIRCLE ONE] partially/fully exercise such Option by including herein payment in the amount of $                     representing the purchase price for                      shares of Stock, all of which have vested in accordance with the Notice of Grant of Stock Option. I hereby authorize payroll withholding or otherwise will make adequate provision for federal, state, foreign and local tax withholding obligations of the Company, if any, that arise in connection with the Option.
     I acknowledge that the shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Plan, the Notice of Grant of Stock Option, and the Option Agreement, copies of which I have received and carefully read and understand, including the Company’s right of first refusal and right of repurchase set forth therein, to all of which I hereby expressly assent.
     I hereby represent that I am purchasing the shares of Stock for my own account and not with a view to any sale or distribution thereof. I understand that Rule 144, promulgated under the Securities Act of 1933, as amended, which permits limited public resale of securities acquired in a nonpublic offering, is not currently available with respect to such shares and, in any event, is available only if certain conditions are satisfied. I acknowledge that any sale of such shares that might be made in reliance on Rule 144 may only be made in limited amounts in accordance with the terms and conditions of such rule and that a copy of Rule 144 will be delivered to me upon my request. Finally, I agree that, IF THE OPTION IS DESIGNATED AS AN “INCENTIVE STOCK OPTION” IN THE NOTICE OF GRANT OF STOCK OPTION, that I will promptly notify the Chief Financial Officer of the Company if I transfer any of the shares acquired pursuant to the option within one (1) year from the date of exercise of all or part of the Option or within two (2) years of the date of grant of the Option.
Sincerely yours,

Address: